Exhibit 99.1

January 7, 2011

Dear Fellow Shareholder,

On behalf of the Board of Directors and management of Sunovia Energy Technologies, Inc., I want to thank you for the support you have given your company this year and give you an overview of the Company’s operations for the 2010 fiscal year, which ended July 31, and the first quarter of this fiscal year. The Annual Report on Form 10-K and the Quarterly Report on Form 10-Q recently filed with the SEC and available on our website provide much more detail than I will give here. I encourage you to review these reports.

Our Company’s sales improved a dramatic 60% this year over last year, totaling $1,587,418 in 2010 compared to $996,080 a year ago. More than 72% of that increase in sales came from our EvoLucia LED lighting division; the remaining increase in sales resulted from a shipment of $165,000 of infrared wafers under our i3 Systems contract. Despite these encouraging sales results, however, we experienced a net loss from operations of $15,127,533 for the year, a 5.4% increase over the prior year’s loss from operations of $14,356,440. This reflected higher cost of sales as we began to sell our products in new markets, customized certain products for particular orders and were unable to take advantage of volume pricing.

In addition, we recorded two significant non-cash losses other than from operations: we wrote off $3,680,385 of our investment in EPIR in 2010, and we recorded a derivatives loss of $1,663,539 resulting primarily from our use of convertible debentures and other debt instruments to fund the Company’s operations. Together, these two items accounted for most of the difference year to year in the total net losses (net loss in 2010 was $20,518,548, as compared to a net loss in the previous year of $14,471,361, loss per share was $0.03 in both years).

As you know, we have invested heavily in semiconductor research in the solar industry. Fiscal year 2010 witnessed an unprecedented change in that industry. Chinese manufacturers flooded the market with silicon-based PV panels, bringing the price of solar panels down substantially from last year’s levels. Our company, which was focusing on an alternative to silicon that would be less expensive and more efficient, was faced with a new marketplace, where the advantage we sought to gain through our cadmium telluride technology disappeared virtually overnight. First Solar, the largest solar company in the United States and a company that uses the cadmium telluride technology, saw its stock price plummet 65% in 2010 as the price for silicon-based higher efficiency panels fell dramatically and the increased supply from China outpaced demand.

In addition, our venture with EPIR did not produce the results that we expected, and we are now in litigation with EPIR and its principals. That disruption has also negatively affected our contract with i3 Systems to deliver infrared wafers.

The Company’s investments in LED lighting technology have produced an excellent product that provides high quality light at significant energy savings, and our operating results in that area are improving significantly. In 2009, we invested $200,000 in research and development in LED lighting and achieved sales of $996,080. With no additional investment in research and development in 2010, we increased sales by $591,338 to $1,587,418. For the quarter ended October 31, 2010, the Company showed a continuation of this trend, with sales of $570,359 for the quarter as compared to $240,871 for the same period in the prior year.

As discussed in more detail in our Annual Report on Form 10-K, we are focusing on the outdoor and area lighting markets for our products and are pursuing a number of opportunities in that business, both in direct sales and in cooperative arrangements with other companies. Our challenge in this fiscal year will be to reduce our costs of sales and increase our market presence.

While we recognize that we will need additional capital in order to execute our business plan for EvoLucia and its LED lighting business, we are optimistic that recent positive trends will continue and that the Company can operate profitably within the next twenty-four months.

Thank you for your continued support.

Sincerely,

By:	/s/ Arthur R. Buckland
Arthur R. Buckland
Chief Executive Officer and President